Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION
ANNOUNCES BARRY H. BLACK'S RETIREMENT

CLEARWATER, FLORIDA, September 3, 2008 –Technology Research Corporation (TRC), (NASDAQ-TRCI), announced today that Barry H. Black will retire as TRC's Vice President of Finance, Chief Financial Officer and Secretary on or before October 31, 2008.  TRC also announced it has commenced a search for a replacement for Mr. Black.

Owen Farren, Chairman and Chief Executive Officer of TRC stated, "TRC wants to express its sincere appreciation for Barry's valued service to the Company throughout his tenure.  We wish him the very best."

This release contains certain forward-looking statements, including those relating to the future composition of TRC's management team.  Actual results and facts may differ materially as a result of a variety of factors, many of which are outside of TRC’s control. TRC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  TRC has filed a Current Report on Form 8-K with the Securities and Exchange Commission that contains more details regarding the subject matter of this press release.

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace.  These products have worldwide application.  The Company also supplies power monitoring and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement:  Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties.  The actual results may differ materially from those described or contemplated.

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